                                                                   Exhibit D-1.9


                                                               Exhibit No. PGE-8
                                                       Application Under FPA 203
                                             of Pacific Gas and Electric Company
                                                            and PG&E Corporation


                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION



Pacific Gas and Electric Company     )
PG&E Corporation                     )      Docket Nos.  EC02-31-000,
     On Behalf of Its Subsidiaries   )                   EL02-36-000 and
     Electric Generation LLC,        )                   CP02-38-000, et al.
     ETrans LLC and GTrans LLC       )


                         DIRECT TESTIMONY AND EXHIBITS

                                      OF

                               SUSAN F. TIERNEY



November 30, 2001

I.  BACKGROUND AND QUALIFICATIONS

Q.  Please state your name and business address.

A. My name is Susan F. Tierney. My business address is One Mifflin Place, Cambridge, Massachusetts.

Q.  Please state your current occupation.

A.  I am a Senior Vice President at Lexecon Inc.

Q.  What are your current responsibilities?

A. Since joining Lexecon Inc. in 1995 (which was then called The Economics Resource Group, Lexecon Inc.'s predecessor company), I have been a consultant on economic and policy issues affecting the electric and gas industries.

Q.  Briefly describe your educational background.

A. I received a B.A. from Scripps College in 1973, a masters of regional planning from Cornell University in 1976, and a Ph.D. in regional planning from Cornell University in 1980.

Q. What is your professional background and what are your professional qualifications?

A. For over 20 years, I have been involved in issues related to utility regulation and policy as a regulator, policymaker, educator and consultant. Over this period, I have been directly involved in issues that are relevant to this proceeding: economic regulation of utilities, including federal and state policies to introduce competition into industries previously characterized by monopoly conditions; rate regulation; market analysis; electric and gas infrastructure development and siting; and reliability policy. I have appeared on numerous occasions as an expert witness before the Federal Energy Regulatory Commission ("FERC" or the "Commission") and state regulatory agencies, and I have testified before Congress and state legislatures. Prior to my experience as a consultant, which began in 1995, I served as the Assistant Secretary for Policy at the U.S. Department of Energy from 1993 to 1995. Prior to my service at the U.S. Department of Energy, I held senior state policy and regulatory positions for 11 years. I was Secretary of Environmental Affairs for the Commonwealth of Massachusetts (1991-1993), Commissioner of the Massachusetts Department of Pubic Utilities (1988-1991), and Executive Director of the Massachusetts Energy Facilities Siting Council (1984-1988). From 1983 to 1984, I was a senior economist with the Massachusetts Executive Office of Energy Resources. From 1982 to 1983, I was a policy analyst with the Massachusetts Energy Facilities Siting Council. Prior to my work in state and federal government, I was a researcher with the National Academy of Sciences, and an Assistant Professor at the University of California at Irvine. My publications, testimonies and other professional activities are detailed in the attached curriculum vitae (Exh. No. PGE-8-1).

Q.  For what purpose have you been retained in this proceeding?

A. I have been retained to prepare the testimony and exhibits set forth herein in support of the Federal Power Act Section 203 application of Pacific Gas and Electric Company ("PG&E") and its parent, PG&E Corporation ("Corp."), on behalf of PG&E Corp. and its new subsidiary limited liability companies ("LLCs"), Electric Generation LLC, ETrans LLC and GTrans LLC. My testimony and exhibits are also offered in support of the Natural Gas Act Section 7 application of PG&E, GTrans LLC, Standard Pacific Gas Line Incorporated and PG&E Gas Transmission, Northwest Corporation, for certificates of public convenience and necessity and related authorizations.

II. PURPOSE OF TESTIMONY AND SUMMARY OF CONCLUSIONS

Q.  What is the purpose of your testimony?

A. My testimony addresses various public interest benefits of the transaction ("Transaction") contemplated in PG&E's Plan of Reorganization ("Plan"). Specifically, I discuss how the Transaction advances the policies of the Commission with respect to the wholesale electric and interstate electric transmission industry and the interstate natural gas industry.

Q.  Please summarize your conclusions.

A. The Transaction advances the public interest for a number of reasons. First, and foremost, it enables PG&E to emerge from bankruptcy and restores to sustainable financial health one of the largest utility companies in the country, thus enabling PG&E to be in a position to perform its public service obligations for the long term. It does so in a way that establishes an appropriate set of regulatory arrangements aligned with PG&E's restructured business functions and long-term financial requirements. Second, the Transaction advances various FERC goals for wholesale electricity markets in California, including helping to (a) establish a regional transmission organization ("RTO") as part of a seamless regional power marketplace; (b) enable adequate investment in regional electric infrastructure; (c) avoid over-reliance on spot markets; and (d) address FERC concerns about the potential for transmission providers to give undue preference to their affiliates. Third, the Transaction supports various FERC goals for the natural gas industry, including (a) development of a seamless interstate natural gas market; (b) enhancement of opportunities for the development of new market centers serving California and the West; and (c) investment in gas delivery infrastructure. Fourth, the Transaction does not harm competition, rates, or regulation. For these reasons, explained further below, Commission approval of the Transaction is in the public interest.

III.  FERC'S POLICY STANDARDS FOR REVIEWING SECTION 203 TRANSACTIONS

Q.    What does this part of your testimony address?

A. For background purposes, I describe here generally the public interest factors that the Commission has stated are important for reviewing transactions such as this, under Section 203 of the Federal Power Act ("FPA") and Section 7 of the Natural Gas Act ("NGA").

Q. What are the Commission's standards for reviewing this Transaction under the FPA?

A. In reviewing transactions such as the one proposed here ("Section 203 transactions"),/1/ the Commission has required that they be in the public interest in light of their effect on competition, rates, and regulation,/2/ and has specifically investigated whether there is harm to competition, rates, and regulation. In evaluating the public interest under Section 203, the Commission has given considerable weight to a showing that a transaction will enable a public utility to emerge from bankruptcy with sufficient financial strength so that a return to bankruptcy is unlikely./3/

Q. What are the Commission's standards for reviewing the Transaction under the NGA?

______________

/1/ Section 203(a) of the FPA provides that "no public utility shall sell, lease, or otherwise dispose of the whole of its facilities subject to the jurisdiction of the Commission, or any part thereof of a value in excess of $50,000, or by any means whatsoever, directly or indirectly, merge or consolidate such facilities with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing it to do so. . . .
     [I]f the Commission finds that the proposed . . . [transaction] will be consistent with the public interest, it shall approve the same." 16 U.S.C.
     (S)824b(a) (1994). See also Inquiry Into the Commission's Merger Policy Under the Federal Power Act; Policy Statement, Order No. 592, 61 Fed. Reg. 68,595 (Dec. 30, 1996), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P)
     31,044 at 30,113 (1996), recons. denied, Order No. 592-A, 79 FERC (P)
     61,321 (1997) (codified at 18 C.F.R. Part 2) ("Merger Policy Statement") (citing 16 U.S.C. (S) 824b(a) (1994) (footnote omitted)).

/2/ See Revised Filing Requirements Under Part 33 of the Commission's Regulations, Order No. 642, 65 Fed. Reg. 70,983 (Nov. 28, 2000), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P) 31,111 at 31,872 (2000),
     order on reh'g, Order No. 642-A, 65 Fed. Reg. 16,121 (Mar. 23, 2000), 94
     FERC (P) 61,289 (2001) (codified at 18 C.F.R. Part 33) ("Order No. 642").

/3/  Northeast Utils. Serv. Co., 53 FERC (P) 63,020 at 65,211-12 (1990), aff'd
     in relevant part, 56 FERC (P) 61,269 (1991), order on reh'g, 58 FERC (P) 61,070 (1992), aff'd in relevant part, Northeast Utils. Serv. Co. v. FERC, 993 F.2d 937 (D.C. Cir. 1993) ("Northeast Utilities").

A. Section 7 of the NGA/4/ requires that no person shall abandon, acquire, or operate facilities for the transportation of natural gas subject to the Commission's jurisdiction without a determination by the Commission that such action serves the public convenience and necessity. In practice, the Commission has held that satisfaction of the NGA's public convenience and necessity criteria requires a public interest showing./5/ Thus, both the FPA and the NGA require the applicants to demonstrate that the Transaction is in the public interest.

Q.   Does the Transaction satisfy the public interest standard?

A. Yes. The Transaction at issue here does not harm competition, rates, or regulation. Indeed, the Transaction advances the public interest because it furthers a number of the FERC's policy goals for interstate electric and natural gas markets in California and the West. The balance of my testimony will first address the public interest showing for the Transaction under the FPA, followed by a discussion of the public interest showing under the NGA.

_______________

/4/  15 U.S.C. (S) 717f.

/5/  See, e.g., KN Interstate Gas Transmission Co., 83 FERC (P) 61,305 at 62,254
     (1998).

IV. THE TRANSACTION IS IN THE PUBLIC INTEREST BECAUSE IT ENABLES PG&E TO EMERGE FROM BANKRUPTCY AND ESTABLISHES A SET OF REGULATORY ARRANGEMENTS PROPERLY ALIGNED WITH PG&E'S RESTRUCTURED BUSINESS FUNCTIONS AND LONG-TERM FINANCIAL REQUIREMENTS

     A. The Transaction Is in the Public Interest Because It Enables PG&E to Emerge from Bankruptcy Equipped To Perform Its Public Service Obligations in Interstate Gas and Electric Markets For The Long Term

Q.   Why is PG&E's emergence from bankruptcy in the public interest?

A. As I describe further below, the resolution of PG&E's extraordinarily severe financial problems has important public benefits for wholesale markets, given the large and important role that PG&E's assets and services play in wholesale electric and natural gas markets, especially in California and the West. By virtually any measure, PG&E is one of the largest utility companies in the United States. PG&E serves approximately
     4.6 million electric customers and 3.8 million gas customers and actively participates in Western wholesale electricity and natural gas markets./6/ For the year 1999, Corp.'s operating revenues were $20.8 billion, with assets totaling $29.5 billion./7/ In the same year, PG&E's revenues were $9.2 billion, its assets were $21.5 billion, its operating expenses

______________

/6/  See PG&E Corporation, 2000 Annual Report, at 6.

/7/ Data for the year 1999 have been used since they represent the full calendar year prior to California's energy crisis. See PG&E Corporation, 2000 Annual Report, at 5, 18. For the year 2000, Corp.'s operating revenues were $26.2 billion, with assets totaling $35.3 billion; PG&E had assets of $22 billion, revenues of $9.6 billion, operating expenses of $14.8 billion, capital expenditures of $1.2 billion, and natural gas costs of $2.7 billion. Id. at 5, 18, 22, 88.

     were $7.2 billion, its capital expenditures were $1.2 billion, and its natural gas costs were $0.7 billion./8/

     PG&E's financial crisis has prevented it from performing its traditional function of power procurement. It also has necessitated the State's reliance on the California Department of Water Resources ("CDWR") to act as a creditworthy buyer in the wholesale power market on behalf of retail customers. Importantly, resolution of PG&E's financial crisis will give the State of California ("State") an important option it does not now have. It will enable the State to choose what role, if any, it wants to play as a market participant in wholesale power markets in the future, rather than being forced into the role it now has no choice but to perform - that of purchasing power for retail consumers on behalf of non-creditworthy utility companies in California. By enabling PG&E to emerge from bankruptcy and recover its good credit rating, the Plan and the Transaction it contemplates set forth the conditions that will make it possible for PG&E to resume performing its appropriate traditional role of providing the power supply needs of its retail customers.

     PG&E's current financial status is not sustainable. As described in Mr. Harvey's testimony, since filing for bankruptcy protection, the only way PG&E has been able to maintain its planned investments in infrastructure has been by deferring payment of PG&E's pre-bankruptcy debts. This is not a sustainable business

______________

/8/  Id. at 5, 18, 22, 88.

     model. The efficient performance of California's wholesale power and natural gas markets over the long run requires the active participation of companies that operate in a predictable and stable regulatory environment, which allows them to make appropriate infrastructure investments when needed by customers. The participation and role of PG&E in the California and Western energy markets requires not only that it emerge from bankruptcy, but also that it remain creditworthy in the future as well. Furthermore, as I describe below, the Transaction moves PG&E towards the goal of achieving a sustainable financial condition that will enable PG&E to provide electric and gas delivery services that the FERC considers essential to the proper long-term functioning of wholesale markets.

Q. Has the Commission recognized the importance of maintaining the financial integrity of a regulated utility?

A. Yes, on numerous occasions. For example, in November 2001, the Commission decided in Kansas Pipeline Company that the approved rates were appropriate because they reflected valid non-cost-based objectives, including the maintenance of financial integrity and avoidance of financial insolvency (which would be "an unreasonable end result"/9/). In the order, the Commission relied upon its authority under the NGA and upon court rulings interpreting both the FPA and the NGA

_____________

/9/   Kansas Pipeline Co., 97 FERC (P) 61,168 at 61,788 (2001).

     that the end result of the Commission's rate orders: (1) must balance the consumers' and investors' interests;/10/ (2) "`may reasonably be expected to maintain financial integrity, attract necessary capital, and fairly compensate investors for the risks they have assumed, and yet provide appropriate protection to the relevant public interests, both existing and foreseeable;'"/11/ (3) must fall within a "`zone of reasonableness;'"/12/ and (4) may result from the Commission's "`wide latitude to integrate cost factors with non-cost and policy considerations'"/13/ including the financial integrity of the regulated company./14/

Q. Has the Commission found the emergence of a utility company from bankruptcy to be a benefit in other cases involving a Section 203 transaction?

A. Yes. In approving the acquisition of Public Service Company of New Hampshire ("PSNH") by Northeast Utilities, for example,/10/ the Commission found that the principal benefit of that transaction was the resolution of PSNH's bankruptcy. The Commission noted that, absent the Section 203 transaction, PSNH's ability to

_____________________

/10/   Id. at 61,786 (citing FPC v. Hope Natural Gas, 320 U.S. 591 (1944)).

/11/   Id. (quoting Permian Basin Area Rate Cases, 390 U.S. 747, 792 (1968)).

/12/   Id. (citing Washington Gas Light Co. v. Baker, 188 F.2d 11, 15 (D.C. Cir.
       1950), cert. denied, 340 U.S. 952 (1951)).

/13/ Id. (quoting American Pub. Gas Ass'n v. FERC, 567 F.2d 1016, 1030 (D.C. Cir. 1977)).

/14/ Id. at 61,787 (citing Jersey Cent. Power & Light Co. v. FERC, 810 F.2d 1168 (D.C. Cir. 1987)).

/15/ There have been relatively few Section 203 transactions relating to bankruptcies. They include: Northeast Utilities; El Paso Electric's cancelled merger with Central and Southwest Services Company (El Paso Elec. Co., 71 FERC (P) 63,001, order dismissing proceedings, 72 FERC (P) 61,292 (1995)); and Cajun Electric's sale of its non-nuclear jurisdictional facilities to Louisiana Generating LLC (Cajun Elec. Power Coop. Inc., 90 FERC (P) 61,309 (2000)).

     survive alone was doubtful and that "`[c]ontinuing to maintain a weakened PSNH as a company which would be marginal at best, and indeed could well end up in bankruptcy again, is not `consistent with the public interest.'"/16/ It mattered to the Commission not only that PSNH was the largest utility in the State of New Hampshire, but also that the interests of creditors and shareholders be taken into consideration along with the goal of protecting ratepayers. Ultimately, the Commission found that PSNH's emergence from bankruptcy was a matter of significant importance and that successful reorganization of PSNH "unquestionably" and "amply" satisfied the public interest test./17/

     To put the financial circumstances of PSNH in context with those of PG&E during each company's bankruptcy, PSNH had approximately 375,000 customers at the time it filed for Chapter 11 protection,/18/ while PG&E serves more than twelve times that number (4.6 million electric customers). PG&E is not only the largest utility in California, but also one of the largest investor-owned utilities in the entire country. It is in extreme financial distress, as explained by Drs. Meyers and Kolbe (Exh. No. PGE-7). According to the testimony of Drs. Meyers and Kolbe, PG&E's financial distress adversely affects its costs, and also affects those of other utility and wholesale power companies in California.

________________________

/16/   Northeast Utilities, 53 FERC at 65,211 (citation omitted).

/17/   Northeast Utilities, 53 FERC at 65,210-11.

/18/   Northeast Utils. Serv. Co., 50 FERC (P) 61,266, order on reh'g, 51 FERC
       (P) 61,177 (1990).

Q.   How does the Transaction restore the financial health of PG&E?

A. In two ways. First, the Transaction would enable PG&E to emerge successfully from bankruptcy relatively quickly. Second, the Transaction will reduce the direct and indirect costs associated with being non-creditworthy.

     Regarding the first reason, the Transaction will allow PG&E to emerge from bankruptcy as soon as possible, thus readying it to resume performance of its traditional power supply functions on behalf of its retail customers and avoiding the additional costs and risks of a prolonged stay in bankruptcy. (See Testimony of Kent Harvey (Exh. No. PGE-1).) Upon approval of the Plan by the Bankruptcy Court and the Transaction by the FERC, three new LLCs will be established: Electric Generation LLC ("Gen"), ETrans LLC ("ETrans"), and GTrans LLC ("GTrans"). Ownership of the assets involved in retail functions (under the Reorganized PG&E) will be separated from those involved in wholesale functions (under Gen, ETrans, and GTrans), with all retail functions remaining under the jurisdiction of the California Public Utilities Commission ("CPUC") and all wholesale and interstate electric and gas transmission functions under the regulation of the FERC. As explained by Mr. Asselstine (Exh. No. PGE-6) and Mr. Sauvage (Exh. No. PGE-5), this organizational arrangement satisfies the PG&E's financial requirements because it will give the financial community the confidence that it needs to invest in the various financial instruments that underpin the overall Plan and Transaction. Mr. Harvey testifies that the revenues and debt-carrying capacity of the FERC-regulated companies are critical elements of the Plan, which will allow PG&E to generate the financing capability that will be used to repay PG&E's creditors.

     Regarding the second reason, the Transaction will enable the Company to avoid further direct and indirect costs of remaining in Chapter 11. As explained by Drs. Meyers and Kolbe, bankruptcy imposes significant costs on the affected organization, and these costs can be significant and cumulative over the period in which a company remains in Chapter 11. These costs directly and indirectly affect PG&E, as well as other California utility companies and other companies with whom PG&E does business and with whom it shares a major role in California's power market. As the Commission has recognized, the financial crisis afflicting PG&E and Southern California Edison Company ("SCE") has created the unique situation where in California only a government authority is both willing and sufficiently creditworthy to purchase power in wholesale markets on behalf of most of those two companies' end-use customers./19/ As explained by Drs. Myers and Kolbe, the Transaction will eliminate the significant and ongoing costs of having a major participant in the California electricity market remaining in bankruptcy, with its resulting indirect costs on the region's utilities and the regional economy.

__________________

/19/ See California Indep. Sys. Operator Corp., 95 FERC (P) 61,391 at 62,458-59 (2001).

Q. How does the Transaction support the Commission's goals for financially healthy utilities that provide interstate natural gas service?

A. Combining PG&E's existing intrastate gas transmission and storage assets with an existing interstate pipeline segment to create a new stand-alone interstate pipeline company - GTrans - is an important part of PG&E's plan to emerge from bankruptcy as a viable business.

     Mr. Harvey explains that since entering bankruptcy, PG&E has not accessed - and could not access - the capital markets to fund longer-term investments. Further, without emerging from bankruptcy as a sustainable business, the Company would have difficulty in the long run making infrastructure investments that will be necessary to meet customer requirements in the future. Since PG&E's filing for bankruptcy protection in April, the only way the Company has been able to make any delivery infrastructure investment is through its current bankruptcy protection, during which time PG&E has suspended payments to cover its pre-bankruptcy debts. The Plan will provide the needed creditworthiness and access to capital under a sustainable business model.

     The new GTrans will be a substantial entity capable of participating actively in the natural gas markets that serve California and the West. GTrans will own and operate gas transmission facilities capable of transporting Canadian and U.S. gas supplies to California, and from California supply sources and storage to markets outside of California. It will own and operate gas storage facilities and will be interconnected with significant third-party storage facilities. Through its provision of service using these facilities, GTrans will generate substantial revenues and, as a stand-alone entity subject to FERC regulation, will have substantial debt-carrying capacity. As described by Mr. Harvey, GTrans' revenue stream and debt capacity is necessary to generate some of the funds and financing capacity that will be used to pay PG&E's creditors. Moreover, GTrans will be subject to FERC regulation, giving PG&E in the long run the opportunity to undertake projects in geographic areas now not allowed under California regulation, and potentially bringing interstate gas markets enhanced access to Canadian gas and storage facilities located in Northern California.

Q. How should this public benefit in natural gas markets affect the Commission's review of the Transaction under Section 203 of the FPA?

A. In carrying out its responsibility under Section 203 with regard to PG&E's Transaction, the Commission should not ignore the implications for California's wholesale natural gas market of approving the Section 203 elements of the Transaction. Restoration of PG&E's financial health is very much in the public interest with respect to the Western interstate natural gas industry. Mr. Harvey testifies that like the disaggregation of the other business units into separate companies and the consequent realignment of regulatory jurisdiction over them, creating GTrans as a new interstate pipeline under FERC regulation is an important element in restoring PG&E's financial health, so this step is likewise consistent with the public interest. Just as the Commission took into consideration the effects of resolving PSNH's bankruptcy on its creditors and investors and the effects of a rate order on Kansas Pipeline's financial integrity, it would also be appropriate for the Commission to consider in its FPA Section 203 deliberations the benefits for California's interstate natural gas (and electricity) markets of approving the Transaction. Similarly, in the Commission's evaluation under NGA Section 7, it should consider the importance of the matters before it to the overall objective of the Plan, including the creation of creditworthy companies in conjunction with PG&E's emergence from bankruptcy.

     B. The Transaction is in the Public Interest Because the Plan Establishes an Appropriate Set of Regulatory Arrangements that Are Properly Aligned with PG&E's Restructured Business Functions and Long-Term Financial Requirements

Q. How does the Plan establish regulatory arrangements that are appropriately aligned with PG&E's business functions and long-term financial requirements?

A. One of PG&E's objectives for the Plan and the Transaction is that the reorganized businesses that emerge from bankruptcy will have appropriate regulatory oversight that not only meets the requirements of the financial community and the Bankruptcy Court, but also makes sense from an industry structure point of view. PG&E's restructuring formally will separate ownership of assets so that all retail functions will remain under the jurisdiction of the CPUC and all wholesale/ interstate functions (unbundled electric transmission, bulk power sales, and natural gas transmission) are directly under the regulation of the FERC. Such regulatory arrangements are "aligned" with the inherent character of different energy industry core businesses, so PG&E's central-station electric production is sold pursuant to FERC rate regulation and backbone electric and gas transmission assets that are typically utilized in wholesale/interstate markets are regulated as part of the FERC-regulated interstate electric transmission and gas transmission systems. PG&E's assets used to deliver energy products to consumers are inherently state-regulated, retail distribution functions and will remain so under the Plan.

Q. Please explain more about the ways in which jurisdiction over rate regulation will shift as a result of the approval of the Plan and the Transaction, and the ways that jurisdiction will remain unchanged.

A. While the Bankruptcy Court's approval of the Plan will change the ownership of a portion of PG&E's assets, regulatory jurisdiction over rates will not undergo as much change as would appear at first blush. First, under the original framework established by California's electric industry restructuring law, AB 1890, the State of California established an organizational structure for the industry in which all generation and transmission moved into FERC-regulated wholesale markets./20/

___________________________

/20/   California Assembly Bill 1890, 1996 Cal. Stat. ch. 854, (S) 2.3, art. 1
       (1996) ("AB 1890"); see also Proposed Policies Governing Restructuring of California's Electric Services Industry and Reforming Regulation, D.95-12-063, 64 Cal. P.U.C.2d 1 at 47-54, 1995 Cal. PUC LEXIS 1034 (Dec.
       20, 1995), as modified by D.96-01-009 (Jan. 10, 1996).

     The Transaction mirrors this same organizational arrangement (separating transmission from generation, and both from distribution/retail) with its establishment of separate companies and business units. The Transaction does not change jurisdiction over PG&E's transmission assets, which have been subject to federal regulation for many years. PG&E's electric transmission became subject to the FPA since its enactment in 1935, to the extend this transmission involved service in interstate commerce. FERC jurisdiction over PG&E's electric transmission rates became even clearer with the enactment of AB 1890, after which PG&E's transmission assets were placed under the operations and the FERC-approved tariff of the newly established California ISO ("CAISO") in 1998.

     Second, while the Plan and Transaction will formally move sales made from PG&E's electric generation assets from state to federal jurisdiction, the sales from these assets were under FERC regulation as recently as a year ago, before FERC's December 15th Order in which, in response to the electricity crisis in California, the Commission eliminated the mandatory buy/sell obligation between PG&E and the PX./21/ Since December 15th, output from PG&E's generation assets has been subject to CPUC ratemaking jurisdiction when it is used to serve PG&E's retail customers, but it is still under FERC jurisdiction when sold through wholesale

_________________________

/21/ See San Diego Gas & Elec. Co. v. Sellers of Energy and Ancillary Servs., 93 FERC (P) 61,294 (2000), clarified, 94 FERC (P) 61,005 (2001), reh'g pending ("December 15th Order").

     transactions. With the Transaction, there will be a stand-alone generating company (Gen) with a long-term Power Sales Agreement (the "PSA") with the Reorganized PG&E. This will restore the unbundled industry structure that existed prior to the Commission's December 15th Order and do so in a way that remedies the element that the FERC identified as most problematic in that market -that is, the requirement to buy and sell all power in wholesale spot markets without the benefit of any long-term bilateral power contracts. Now, upon approval of the Transaction's unbundling of generation, all sales from Gen's assets will be wholesale transactions under FERC jurisdiction.

     Third, approval of the Transaction by the Commission under Section 7 of the NGA will permit PG&E's natural gas transmission and storage assets - which now support PG&E's provision of unbundled gas transportation service under the state-regulated Gas Accord settlement - to be combined with a three-mile segment of the existing PG&E Gas Transmission, Northwest Corporation ("GTN") interstate pipeline to create a new interstate pipeline subject to the FERC's jurisdiction./22/ Thus, the Transaction achieves a jurisdictional realignment that appropriately places unbundled interstate gas transmission/23/ functions under

___________________________

/22/ "Disclosure Statement for Plan of Reorganization," Case No. 01 30923 DM (Bankr. N.D. Cal. Sept. 20, 2001), at 74-75.

/23/ The California Energy Commission ("CEC") describes the backbone system of the California utilities (including PG&E) as providing transmission, not distribution service. California Energy Commission, "Natural Gas Infrastructure Issues" (Commission Final Report) (Pub. #200-01-001 October 2001), at 49.

     federal jurisdiction while leaving retail and distribution functions under state jurisdiction, and therefore conforms to the division of jurisdictional responsibilities for natural gas systems followed throughout the nation.

Q. Why is the jurisdictional realignment contemplated by the Transaction in the public interest?

A. The Transaction would have the result of rationalizing and aligning business organization and functions with the predominant arrangement of federal/state jurisdictional responsibilities followed in many parts of the United States: PG&E's facilities involved in interstate commerce functions will be under FERC regulation, and PG&E's assets involved in retail functions will be under state regulation. This jurisdictional realignment is critical to PG&E's emergence from bankruptcy and therefore critical to PG&E regaining its ability to resume its traditional public service obligation in both interstate and retail gas and electric markets. On the electric side, it moves to an organizational structure consistent with sound economic principles of separating unbundled competitive from unbundled non-competitive functions. Further, the Transaction would allow PG&E's gas transmission and storage assets to move into the same framework of regulation for large, high pressure gas transmission pipelines that exists in the rest of the United States, and would thus rationalize the nation's system of regulation for interstate natural gas pipelines.

Q. Is the Transaction contemplated here consistent with previous FERC-approved restructurings which moved certain functions from state to FERC jurisdiction?

A. Yes. Many utility transactions approved by the Commission have involved corporate disaggregations like the one proposed here./24/ In fact, the organizational structure being proposed in the Transaction is a familiar model.

Q. In evaluating the Transaction, do you think that the Commission should be concerned that some other companies that have received approvals to spin off some of their assets have recently decided not to do so or to postpone doing so?

A. No. A company's decision whether to restructure its company and spin off or otherwise dispose of its assets depends upon many factors, one of which is the company's financial condition at a particular point in time. In this case, what is relevant is the action of an individual utility in the face of its unique circumstances; and it is the nature of the resulting realignment and whether it serves the public interest that should be controlling. In the case of the Transaction, the context for the proposed spin-off of the Reorganized PG&E and the movement of the other remaining assets into three new LLCs is the

_________________________

/24/ See, e.g., FirstEnergy Operating Cos., 94 FERC (P) 61,179 (2001); Delmarva Power & Light Co., 92 FERC (P) 62,060 (2000); Baltimore Gas & Elec. Co., 90 FERC (P) 62,222 (2000); Pub. Serv. Elec. & Gas Co., 88 FERC
       (P) 61,299 (1999).

     bankruptcy of one of the largest utility companies in the United States.
     In this particular case, as Mr. Harvey explains, the financial markets have made it clear to PG&E that its emergence from bankruptcy on a sustainable basis requires separation of the distribution assets from the generation, electric transmission, and natural gas transmission assets, with movement of the latter three sets of assets to FERC rate regulation. And, as I have said, the Plan aligns regulation rationally, with FERC regulating businesses that serve a wholesale or interstate function and the CPUC regulating essentially local businesses.

V.   THE TRANSACTION FURTHERS FERC'S POLICY GOALS FOR THE WHOLESALE ELECTRIC
     MARKETS

     A. The Commission Has Identified Numerous Problems that Must Be Remedied in California and Western Power Markets

Q. What fundamental problems in wholesale power markets in the West have been identified by the FERC as needing to be addressed and remedied?

A. During the past year, the FERC has identified and addressed a number of problems in the distressed California and Western power markets. Among the problems that the FERC has identified as needing additional work are: the need for further progress toward comprehensive and geographically-large RTOs;/25/ inadequate additions of electric and natural gas transmission infrastructure, including facilities to reduce congestion and advanced metering for delivering

_______________________

/25/ See Electricity Market Design and Structure, 97 FERC (P) 61,146 (2001) ("Order Providing Guidance").

     more timely and accurate price information to certain consumers;/26/ over-reliance on spot markets;/27/ and (in the industry generally, not just specifically California) potential for transmission providers to give undue preference to their affiliates./28/ The FERC also has noted that it lacks jurisdiction over such matters as siting of additions of electric transmission and the availability of natural gas take-away capacity in California./29/

Q. Which of these problems are addressed directly or indirectly by the Transaction?

A. The Transaction helps to advance the Commission's objectives with respect to formation of one or more RTO's in the West; adequate investment in electric and natural gas infrastructure; greater reliance on forward markets; reduced affiliate self-dealing concerns for transmission providers; and siting of natural gas

________________________

/26/ Removing Obstacles to Increased Electric Generation and Natural Gas Supply in the Western United States ("Order Removing Obstacles"), 94 FERC
       (P) 61,272 at 61,968 (2001); Removing Obstacles to Increased Electric Generation and Natural Gas Supply in the Western United States ("Further Order Removing Obstacles"), 95 FERC (P) 61,225 at 61,760-61, order on reh'g and clarif. ("Order on Rehearing of Orders Removing Obstacles"), 96 FERC (P) 61,155 (2001); San Diego Gas & Elec. Co. v. Sellers of Energy and Ancillary Servs., 95 FERC (P) 61,418 at 62,553-54 (2001) ("Order on Rehearing of Monitoring and Mitigation Plan").

/27/ In June, the Commission found that "the dysfunctions will not be fully corrected until additional load is moved from the spot market to longer-term contracts (a mixed portfolio of supply contracts) and the basic structural defect of inadequate supply in the West is corrected." Order on Rehearing of Monitoring and Mitigation Plan, 95 FERC at 62,546.

/28/ This latter concern is now the subject of FERC's nation-wide Standards of Conduct for Transmission Providers; Notice of Proposed Rulemaking, 66 Fed. Reg. 50,919 (Oct. 5, 2001), IV FERC Stats. & Regs. (P) 32,555 (2001)
       ("NOPR on Standards of Conduct").

/29/ Further Order on Removing Obstacles, 95 FERC at 61,763, 61,774; Order on Rehearing of Orders Removing Obstacles, 96 FERC at 61,671-72.

     transmission capacity. Additionally, the Transaction does not conflict with any of the other goals.


     B. The Transaction Helps to Further Progress Towards a Geographically Large RTO

Q. How does the Transaction address balkanization and the absence of an RTO with appropriate regional scope?

A. The Transaction addresses this through PG&E's commitment for ETrans to join a regional transmission organization ("RTO") approved by the Commission. This is important because California's electricity market is integrally linked to markets in the rest of the Western region,/30/ and long-term remedies for the problems in Western markets require some kind of regional response. The Commission has concluded that the problems in California, including localized electric transmission and gas pipeline capacity bottlenecks and fragmented Western market rules, can be traced in part to the "continued balkanization of the Western grid and the absence of a true RTO with regional scope."/31/ As recently as November 7, 2001, the Commission has stated its objective to "create a seamless, national, competitive marketplace for wholesale sales of electric energy and

_________________________

/30/ California imports a significant share of its electrical and other energy from other states. The California Energy Commission reports that California has obtained its energy resources from the following sources: electricity 1999) -82% from in-state sources, and 18% from imported power (with 9.3% from the Pacific Northwest, 7.2% from the US Southwest and 1.5% from other imports); and natural gas (1999) - 16% from in-state sources, 28% from Canada, 10% from the Rockies, and 46% from the Southwest. See "California's Major Energy Sources," CEC website, http://www.energy. ca.gov/html/energysources.html.

/31/ San Diego Gas & Elec. Co. v. Sellers of Energy and Ancillary Servs., 93 FERC at 61,366 (2000).

     adequate gas and transmission infrastructure to support that marketplace."/32/ Although it is not possible today to know the shape of the RTO(s) that will eventually be developed and approved by the Commission for the Western region, PG&E's commitment to have ETrans participate as an element of a broader RTO structure that will meet the Commission's objectives in the future can only serve to advance FERC's goals. At a minimum, PG&E's commitment assures that a substantial portion of the California market will be better integrated into the Western grid through a FERC-approved RTO or combination of RTOs. Until ETrans joins a FERC-approved RTO, PG&E and then ETrans will continue to participate in the CAISO, thus assuring that there will be continued provision of non-discriminatory access to transmission. Thus, PG&E's commitment that ETrans will join a Commission-approved RTO in the West furthers the Commission's goals for voluntary progress towards a seamless wholesale power market in the West.

_________________________

/32/ Electricity Market Design and Structure, 97 FERC at 61,632. The Commission has recently said that RTOs are "a cornerstone of support" for a "seamless, national, competitive marketplace" for wholesale electricity, and that "in the West, it is now apparent that the presence of three sub-regional organizations (bound by a workable seams agreement) under a large umbrella organization has the potential to succeed." Id. at 61,632, 61,633.

     C. The Transaction Will Help to Remedy the Lack of Adequate Infrastructure in California

Q. What concerns has the Commission raised with regard to the need for new grid infrastructure investment, in particular in California?

A. In numerous orders and reports, the Commission consistently has found that the State's energy crisis derives in part from an "imbalance of supply and demand"/33/ and shortages in a wide range of infrastructure categories, including electricity generation and electricity and gas transmission. Identifying the need to attract investment in new infrastructure, the Commission has implemented a series of emergency and longer-term policies intended to "provide regulatory incentives to build new electric and natural gas infrastructure."/34/


Q. How does the Transaction address the need for adequate investment in electric and gas infrastructure?

A. The Plan includes a number of elements, which in combination form the foundation for Reorganized PG&E, Gen, ETrans and GTrans to become viable, creditworthy companies. The Plan provides for disaggregation of PG&E's lines of business, which in combination with the corresponding shift in regulatory jurisdiction, creates the increased capability to take on debt needed to finance PG&E's emergence from bankruptcy. (See Testimony of Kent Harvey for a

______________________

/33/   Order Proposing Remedies, 93 FERC at 61,349.

/34/   Order Removing Obstacles, 94 FERC at 61,967.

     comparison of the Company's ability to finance debt under the Plan and under CPUC jurisdiction.) The Plan also anticipates seeking bankruptcy court approval of the Power Sales Agreement between Gen and Reorganized PG&E (a key source of revenue for Gen and a stable source of energy for Reorganized PG&E) and conditioning PG&E's resumption of responsibility for the net open position (in excess of the load presently met by PG&E and by CDWR's long-term contracts) on certain requirements including cost pass-through. These steps, in combination with other elements of the Plan, are intended to restore PG&E to financial health and to enable it to remain sound financially on a sustainable basis. And, as described in the testimonies of Messrs. Asselstine and Sauvage, restoring PG&E to sustainable financial health will enable it to access capital markets. Further, the new companies are expected to be structured so that they too are financially sound enough to invest in infrastructure both today and in the future. Over the long term, this is crucial to the ability of PG&E, ETrans, Gen and GTrans to make the infrastructure investments that this capital-intensive industry requires to preserve efficient and reliable service.

     D.   The Transaction Helps to Reduce California's Over-Reliance on Spot
          Markets

Q. How does the Transaction address the Commission's serious concern over California's recent over-reliance on the spot market?

A. The Transaction helps to address this through the long-term PSA between Gen and the Reorganized PG&E. As the Commission concluded in the December 15

     Order, California is the only state that began its retail electric industry restructuring without some form of a vesting or buy-back contract so that retail consumers could get the benefit of regulated electric utilities' generating assets over a transition to a more competitive industry and be protected from price volatility during the early years of market development. Almost a year ago, in the December 15th Order, the Commission terminated California's original policy requirement that utilities buy and sell all power resources in spot markets./35/ The CDWR has been contracting for short- and long-term power supply for PG&E's and SCE's customers since the PX suspended those companies' trading rights on January 21, 2001./36/ In the future, the PSA also will help to provide a stable long-term power supply for PG&E customers, and to enable Reorganized PG&E and its customers to rely upon a diverse portfolio of supplies (including the resources associated with the CDWR contracts, the hydroelectric and nuclear assets servicing the PSA, existing qualifying facilities, demand-side resources and renewable resources, as well as any other resources obtained in the future) over the long run. The prices under the PSA are pegged to changes in the Consumer Price Index, All Urban Consumers, All Cities (a general inflation index), so the PSA provides a stable supply the prices for which will not vary with fuel prices (as do most of the CDWR contracts). The PSA helps to hedge the market

_______________________

/35/   December 15th Order, 93 FERC at 61,982, 61,998-99.

/36/   California Indep. Sys. Operator Corp., 94 FERC (P) 61,132 at 61,507
       (2001).

     volatility associated with these other sources of supply. During its term, the PSA does not preclude Reorganized PG&E from purchasing in the open market on a short-term basis (through dispatch decisions made under the terms of the PSA), and on a longer-term basis once the conditions have been met under which the Reorganized PG&E will take responsibility for meeting the incremental net open position. The PSA and the corporate reorganization contemplated by the Plan and the Transaction will allow the Reorganized PG&E to make its own decisions about scheduling of Gen's resources, and the corporate separation will mean that these resources will be operated according to Reorganized PG&E's needs and customer requirements, rather than the potentially different needs of Gen.

     Additionally, the Transaction does not prescribe what role the State will play as a market participant in the electricity market in the future. The respective roles of PG&E and the State in incremental power procurement will be decided by the State over time, both in terms of (a) the State's policy decisions to adopt retail rate-recovery policies consistent with the conditions under which PG&E is able to resume its traditional power procurement function in the future,/37/ and (b) the role of the State in obtaining future supplies on behalf of PG&E's customers. The

________________

/37/ Section 7.5(f) of the Plan states that PG&E may assume responsibility to supply retail customers' net open position ("NOP") upon the occurrence of certain events, which include: the existence of an objective retail rate recovery mechanism in place pursuant to which the Reorganized Debtor is able to fully recover in a timely manner its wholesale costs of purchasing electricity to satisfy the NOP; there are objective standards in place regarding pre-approval of procurement transactions; and subsequent to reassumption of the NOP, the previously mentioned conditions remain in effect.

     Transaction, however, gives the State more flexibility than it now has in the absence of PG&E being creditworthy, by creating a viable, creditworthy alternative to State-run procurement.

     E. The Transaction Furthers the Commission's Goals for a Stronger Means to Address Potential Affiliate Self-Dealing Problems

Q. How does the Transaction address the Commission's industry-wide concerns about potential affiliate self-dealing abuses among transmission providers?

A. By creating separate, formal, intra-corporate business units for Gen, GTrans and ETrans, and a formal corporate separation between ETrans and GTrans on the one side and Reorganized PG&E on the other, the Transaction helps to further the Commission's goal of ensuring that transmission providers offer non-discriminatory access to third parties and provides a fuller measure of comfort to the markets and the Commission that operations are conducted in a fair and competitive manner. For example, the formal separation of Reorganized PG&E from ETrans (and the CAISO) renders moot for PG&E the concerns about vertical market power that the Commission expressed in its recent NOPR on Standards of Conduct, e.g., that transmission owners not provide preferential treatment to an affiliate that provides bundled retail sales./38/

     While the Commission has expressed concern from time to time that "functional" unbundling may be inadequate to ensure completely non-discriminatory access to

________________

/38/ NOPR on Standards of Conduct, IV FERC Stats. & Regs. at 34,083-84.

     third party power suppliers, the unbundling contemplated in the Transaction, along with the commitments to adopt a Dominion-type code of conduct (as discussed below) and to join a FERC-approved RTO, will ensure non-discriminatory access to the Company's transmission facilities with less regulatory burden of policing code-of-conduct compliance.

VII. THE TRANSACTION ADVANCES FERC POLICY GOALS FOR THE INTERSTATE NATURAL GAS INDUSTRY IN CALIFORNIA AND THE WEST

Q. Please explain why PG&E's proposal to devote its gas transmission and storage facilities to interstate service under FERC jurisdiction is in the public interest.

A. There are three main reasons why the Transaction is in the public interest with respect to the planned reorganization of PG&E's natural gas assets. First, the Transaction will enable PG&E to emerge from bankruptcy as a viable utility company financially capable of operating its natural gas business on a sustainable basis. At present, PG&E's uncreditworthy status inhibits the Company's efforts to fulfill its role in providing essential utility services to its customers.

     Second, as described further below, the Transaction will help facilitate the efficient expansion of natural gas infrastructure in the West. At present, PG&E's ability to invest in its existing storage and pipeline capacity or new capacity is adversely affected by the Company's financial condition and is inhibited by the Company's status as a "Hinshaw" pipeline subject to CPUC regulation.

     Third, by making PG&E's substantial storage and transmission facilities subject to this Commission's jurisdiction eventually to be governed by a tariff that will be consistent with established Commission policies, the Transaction will significantly further the Commission's goal of fostering a nationwide network of interstate pipelines offering open access, non-discriminatory transportation services on consistent terms at just and reasonable rates. The Transaction will help to better integrate California into the nation's interstate natural gas transmission grid by extending to Northern California the common set of rules and procedures that governs natural gas transmission service in the rest of the country.

     In sum, authorizing the establishment of GTrans as a new interstate pipeline will further the Commission's goals of ensuring adequate delivered supplies of gas and of promoting greater competition in natural gas markets.

Q. Has the Commission articulated specific policy goals for natural gas markets in California?

A. Yes. The Commission has identified the expansion of gas transmission capacity serving California -- including both capacity to the border, and capacity from the border to electricity generators and other gas consumers within the State -- as an important policy goal./39/ (Similarly, the California Energy Commission has

____________

/39/ Order Removing Obstacles, 94 FERC at 61,975; Further Order Removing Obstacles, 95 FERC at 61,773.

     identified a need to expand California's receipt capacity, its backbone gas transmission infrastructure, and interstate capacity into California./40/) The Commission has noted pointedly that it has no jurisdiction over the availability of sufficient take-away capacity within California,/41/ but has the intention to "do what it can" to increase the supply of gas transmission capacity in California and the West./42/

Q. How will approval of the Transaction enable efficient expansion of gas infrastructure in California and other parts of the West?

A. An important overall outcome of the Plan will be to create a new commercial entity, GTrans, that will have sufficient resources to enable it to play a major role in developing efficient gas infrastructure projects, and will be subject to regulatory oversight that will permit it to compete effectively in Western energy markets. At present, PG&E's ability to develop significant amounts of new gas infrastructure in the long run is hampered by a number of factors, the first and most significant being the Company's financial crisis. The Transaction is designed to relieve that crisis, restore PG&E's access to capital markets on reasonable terms while also meeting normal commercial and investor payment obligations, and, as Mr. Harvey explains in his testimony, protect customers from

____________

/40/   CEC, Natural Gas Infrastructure Issues, October 2001, at 1-2, 14-17.

/41/   Kern River Gas Transmission Co., 97 FERC (P) 61,083 at 61,339 (2001).

/42/   Order Removing Obstacles, 94 FERC at 61,974.

     the decline in service and reliability that would inevitably follow from an impairment of PG&E's ability to continue to make capital investments in the future. Second, PG&E - unlike any FERC jurisdictional pipeline - is confined to its state-franchised service territory as a result of state regulation. While PG&E currently has blanket certificate authority from the Commission that permits it to serve markets located outside of California, its ability to do so is limited by CPUC policies that govern the nature of the services PG&E can offer as well as by its current financial condition. Under FERC jurisdiction, this territorial entry restriction would be removed, and GTrans could serve new customers outside of PG&E's franchise service territory. Finally, the availability of federal eminent domain authority under FERC-issued certificates of public convenience and necessity can enhance the prospects of success of interstate pipeline expansion projects that are in the national public interest.

Q. Will approving the Transaction further FERC's goal of fostering a nationwide network of open-access pipelines offering uniform terms and conditions of service?

A. Yes. PG&E's gas transmission system is one of the largest and most extensive high-pressure transmission pipelines in the Western United States, and (so far as I know) the largest not under FERC jurisdiction. PG&E's backbone pipelines interconnect with many of the principal natural gas pipeline arteries in the West and receive natural gas from all the gas-producing basins that supply California.

     In their size and function, PG&E's transmission pipelines are indistinguishable from interstate pipelines in other parts of the country. However, as a "Hinshaw" pipeline, PG&E is subject to state regulations and policies instead of the regulations and policies that govern interstate pipelines. As a consequence, PG&E's gas transmission system is not part of the seamless, continental pipeline network that this Commission has been seeking to encourage for more than a decade. The PG&E gas transmission system does not link the major producing basins serving the West in the ways an interstate pipeline subject to the FERC's open access policies could. Today, sellers from the rest of the United States are able to access buyers served by the PG&E system only under gas transportation terms and conditions that differ from the FERC-prescribed uniform terms, conditions, and business practices that are applicable to interstate pipeline systems generally. Nor can markets located outside of California gain access to resources available on the PG&E gas transmission system, such as underground storage, on terms that are consistent with the open access terms and conditions that govern interstate pipelines.

Q. You mentioned the uniform terms, conditions, and business practices governing the activities of interstate pipelines. Please explain.

A. FERC has been working for several years to establish uniform national regulatory standards and business practices for interstate pipelines with the stated goal of eliminating regional balkanization of the interstate gas transmission grid in order to facilitate commerce among buyers and sellers of natural gas./43/ Order No. 636 set out the basic mandate that interstate pipelines must offer gas transportation services on an unbundled, open access, non-discriminatory basis,/44/ and subsequent Commission actions have established a set of uniform standards for business practices and communications protocols that all interstate pipelines must adhere to in offering open access services./45/

Q.   Why are these uniform national standards important?

A. Uniform standards substantially reduce market inefficiencies, transaction costs and uncertainty. Minimizing differences among the terms and conditions of certain key transportation products offered by federally regulated interstate

________________________

/43/ Standards For Business Practices Of Interstate Natural Gas Pipelines, Order
     No. 587, 61 Fed. Reg. 39,053 (July 26, 1996), FERC Stats. & Regs. [Regs.
     Preambles 1996-2000] (P) 31,038 at 30,057-58 (1996), Order No. 587-B, 62
     Fed. Reg. 5,521 (Feb. 6, 1997), FERC Stats. & Regs. [Regs. Preambles 1991-1996] (P) 31,046 (1997), Order No. 587-C, 62 Fed. Reg. 10,684 (Mar. 10,
     1997), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P) 31,050 (1997),
     Order No. 587-G, 63 Fed. Reg. 20,072 (Apr. 23, 1998), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P) 31,062 (1998), Order No. 587-H, 63 Fed.
     Reg. 39,509 (July 23, 1998), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P) 31,063 (1998), Order No. 587-I, 63 Fed. Reg. 53,565 (Oct. 6,
     1998), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P) 31,067 (1998),
     Order No. 587-K, 64 Fed. Reg. 17,276 (Apr. 9, 1999), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P) 31,072 (1999), Order No. 587-M, 93 FERC (P)
     61,223 (2000) ("Order No. 587").

/44/ Pipeline Service Obligations and Revisions to Regulations Governing Self-
     Implementing Transportation Under Part 284 of the Commission's Regulations; and Regulation of Natural Gas Pipelines After Partial Wellhead Decontrol, Order No. 636, 57 Fed. Reg. 13,267 (Apr. 16, 1992), FERC Stats. & Regs. [Regs. Preambles 1991-1996] (P) 30,939 at 30,393 (1992), order on reh'g,
     Order No. 636-A, 57 Fed. Reg. 36,128 (Aug. 12, 1992), FERC Stats. & Regs. [Regs. Preambles 1991-1996] (P) 30,950 (1992), Order No. 636-B, 57 Fed.
     Reg. 57,911 (Dec. 8, 1992), 61 FERC (P) 61,272 (1992), reh'g denied, 62
     FERC (P) 61,007 (1993), aff'd in part and vacated and remanded in part sub nom. United Dist. Cos. v. FERC, 88 F.3d 1105 (D.C. Cir. 1996), cert. denied, 117 S. Ct. 1723 (1997), order on remand, Order No. 636-C, 78 FERC
     (P) 61,186 (1997), reh'g. denied, Order No. 636-D, 83 FERC (P) 61,210
     (1998) ("Order No. 636").

/44/ See, e.g., Order No. 587.

     pipelines connecting to California-regulated pipelines will yield great opportunities for efficient trades; by contrast, under state policy, "non-core" shippers (such as power generators) cannot purchase the same type of firm transportation on PG&E's pipelines that they could on a federally regulated interstate gas pipeline system. Similarly, if the rules for common procedures such as scheduling gas flows, releasing firm capacity, and balancing were the same for all pipelines, then market participants would have to learn and adapt to only one set of rules, and transactions involving multiple pipelines can be conducted on a common, well-understood, relatively efficient basis. Computer programs and transactions can be written and tailored to one general set of rules, and shippers can be confident that they understand the terms and conditions for any pipeline transaction. This Commission has long recognized that the achievement of a seamless, continental gas pipeline network depends on the implementation of uniform national standards for pipeline business practices and communication protocols./46/

     California does not have a state-wide regime of open access transportation on gas pipelines. To the extent that PG&E's customers have been able to obtain unbundled transportation capacity on PG&E's backbone system, they have done so under a settlement known as the "Gas Accord," which will expire as of January 1, 2003. PG&E recently filed a "Gas Accord II" application with at the CPUC, in

______________

/46/ Order No. 587, FERC Stats. & Regs. [Regs. Preambles 1996-2000] at 30,058.

     which the Company proposes to extend the Gas Accord for two years at year 2002 rates. It is possible that, as part of Gas Accord II, the CPUC may revisit the market structure adopted under the Gas Accord. That application, and the potential review of that market structure, would be mooted by the Commission's approval of PG&E's Section 7 application, although PG&E has proposed that during a transition period the new FERC tariff reflect the rates, terms and conditions of the Gas Accord.

     By approving the Transaction, the Commission will set in motion the extension of open access transportation into California on the same terms and conditions as those that apply to transportation on other interstate pipelines.

Q. How will granting the PG&E certificate application create additional market center opportunities?

A. The Commission has a longstanding policy of favoring pipeline activities that promote the formation of "market centers" where many buyers and sellers can trade natural gas supplies./47/ In virtually all cases, such market centers are located at points where two or more pipelines interconnect, creating trading opportunities among supply basins, storage facilities, and gas consumers located on the

_____________

/47/ Order No. 636 at 30,427-28; Regulation of Short-Term Natural Gas
     Transportation Services and Regulation of Interstate Natural Gas Transportation Services, Order No. 637, 65 Fed. Reg. 10,156 (Feb. 25,
     2000), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P) 31,091 at 31,252-53, 31,259 (2000), order on reh'g, Order No. 637-A, 65 Fed. Reg.
     35,706 (June 5, 2000), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P)
     31,099 (2000), order denying reh'g, Order No. 637-B, 65 Fed. Reg. 47,284
     (Aug. 2, 2000), 92 FERC (P) 61,062 (2000), appeal docketed, No. 00-1217
     (D.C. Cir. May 26, 2000) ("Order No. 637").

     different pipelines. At present, the interconnection of GTN and PG&E's backbone system is located at the California-Oregon border approximately three miles south of the interconnection of GTN and the Tuscarora Gas Pipeline Company ("Tuscarora") (at Malin). The extension of PG&E's transmission system to the interconnection of the Tuscarora and GTN systems would create a new three-pipeline interconnection at Malin, where shippers on any of the three pipelines could trade with shippers on either or both of the other pipelines at a single point. For example, shippers on Tuscarora would be able to obtain access to the storage facilities on the PG&E transmission system - both those currently owned by PG&E and those owned by independent storage developers - on FERC-approved terms and conditions and without having to pay an incremental charge for service on the GTN system.

Q. Please summarize the public interest benefits for the natural gas industry that you see from the Transaction.

A. The Transaction is in the public interest because, in addition to creating a new market center at Malin, it will enable PG&E to emerge from bankruptcy and be in a position to perform its role as a provider of essential utility services on a sustainable basis. In addition, the Transaction will create a new commercial entity - GTrans - that will offer to customers various gas transportation and storage services under terms and conditions similar to those available on all other interstate natural gas transmission systems subject to FERC regulation. Finally,

       GTrans will have a greater ability to compete in the development of efficient, new gas infrastructure in the West.

VIII.  THE TRANSACTION DOES NOT HARM COMPETITION, RATES, OR REGULATION

Q. Earlier, you mentioned that under FERC's Merger Policy Statement, applicants must explain the effect of a proposed Section 203 transaction on competition, rates, and regulation. What has the Commission said about its goals in reviewing these effects?

A. In its Merger Policy Statement, the Commission explained that its policy goal is to ensure that proposed mergers (and other Section 203 transactions) are consistent with the pro-competition goals of the Energy Policy Act of 1992, taking into consideration the changing market structures in the electric industry./48/ The Commission has often stated that the FPA neither encourages nor discourages Section 203 transactions, but rather instructs the Commission to determine whether they are consistent with the public interest./49/ FERC has stated that there is no "one-size-fits-all approach"/50/ with regard to methods to assure ratepayer protection, and that it assesses, among other things, whether "but for the merger, either party to the transaction would be likely to fail."/51/ FERC has found that a

_______________

/48/ Merger Policy Statement, FERC Stats. & Regs. [Regs. Preambles 1996-2000] at 30,111.

/49/   Id. at 30,114-15.

/50/   Id. at 30,112.

/51/   Id. at 30,111, 30,118.

     Section 203 transaction that provides important benefits ("such as the need to ensure reliable electricity service from a utility in severe financial distress") may compel approval./52/

     A.   The Transaction Does Not Adversely Impact Competition

Q.   What is your understanding of the Transaction's effect on competition?

A. According to the testimony of Dr. Hieronymus (Exh. No. PGE-2), the Transaction will not have any adverse effect on horizontal market competition; in fact, the transaction is mildly deconcentrating, and creates neither enhanced ability nor incentives for exercise of market power. Similarly, Dr. Henderson finds that the Transaction will not create vertical market power concerns (Exh. No. PGE-3).

     Additionally, there are structural commitments that enhance the Transaction's support for competition. PG&E now participates in the CAISO, and PG&E and Corp. have committed that (a) ETrans will join a FERC-approved RTO in the West; (b) PG&E and the utility subsidiaries of Corp. will formally separate into different corporations, thus structurally separating the retail functions from Corp.'s other functions; and (c) Corp. will apply the standards of conduct set forth


_____________________

/52/ Id. at 30,112.

     in Section 161.3 and the reporting requirements of Section 250.16 of the Commission's regulations to all of its energy affiliates, as in Dominion./53/


     B.   The Transaction Does Not Adversely Impact Rates

Q.   What is your understanding of the Transaction's effect on rates?

A. As required in Order No. 642, PG&E has identified how the Transaction will protect different customer groups. According to the testimony of Mr. Metague, the Transaction will not have any adverse impact on wholesale power or electric transmission customers, because of several features of the Transaction. First, there is no rejection or abrogation of existing jurisdictional agreements, so no customer is at risk of losing its current service. Second, ratepayers will be protected by the Applicants' commitments to forego rate recovery of certain costs, an open season offer and continuing regulatory oversight of rates. Third, the Transaction will not eliminate any existing encumbrances on the transmission system nor will it create any new ones, nor any priority of transmission service for Reorganized PG&E.

     On the gas side, PG&E has proposed a transition period in which the rates, terms and conditions of the existing State-regulated Gas Accord would be adopted for


____________________

/53/ Dominion Res., Inc., 89 FERC (P) 61,162 (1999), orders on compliance filings, 91 FERC (P) 61,140 and 91 FERC (P) 61,141, order denying reh'g, 93 FERC (P) 61,214 (2000), appeal docketed, No. 01-1031 (D.C. Cir. filed Jan. 19, 2001); Dominion Res., Inc., 93 FERC (P) 61,284 (2000), order on reh'g and clarif., 94 FERC (P) 61,135 (2001), appeal docketed, No. 01-1169 (D.C. Cir. filed Apr. 10, 2001) ("Dominion Standards").

     GTrans as Section 7 initial rates. This period would provide customers with a smooth transition from CPUC-approved rates, terms and conditions to those formulated in full compliance with FERC regulations. Together, these attributes satisfy the Commission's goal of ensuring that a transaction per se does not harm ratepayers. Notably, the typical concern of the Commission - that the applicant propose adequate customer protections to assure that customers are protected if the expected benefits of a proposed merger transaction were not to materialize/54/ - are of less concern in this particular proceeding, in light of the clear direct and indirect benefits that will occur in California's wholesale markets if the Company were to emerge from bankruptcy and were restored to financial health.


     C.  The Transaction Does Not Adversely Impact Regulation

Q.   What is your understanding of the Transaction's effect on regulation?

A. I understand that the Bankruptcy Court is being requested to exercise its statutory authority to preempt state regulatory review of the Transaction and to approve the Plan without such review. Approval of the Plan will cause a shift from state to federal jurisdiction over certain of PG&E's assets that are now subject to state rate regulation, but does so in a manner that allows no gaps in regulation. After the Plan is approved by the Bankruptcy Court, regulatory jurisdiction will be aligned with the functions of the assets and consistent with today's unbundled electric and gas industry structures. To help make regulation more efficient,

_________________

/54/ Merger Policy Statement, FERC Stats. & Regs. [Regs. Preambles 1996-2000] at
     30,123.

     render affiliate transactions more transparent and reduce the need for regulatory policing, Corp. has committed that as of the Plan Effective Date, Corp.'s energy affiliates will abide by the Commission's Dominion Standards (as described above). And the complete structural, corporate separation between the Reorganized PG&E and Gen, ETrans and GTrans will eliminate any opportunities for self-dealing and sharing of market information between the FERC-regulated transmission businesses and the retail marketing function and retail power procurement function (in the event that the conditions are in place to allow Reorganized PG&E to resume its traditional power procurement function for retail ratepayers in the future). In this sense, the Plan goes beyond the functional unbundling of these business lines envisioned in the Standards of Conduct NOPR.

Q.   Which assets will remain subject to state rate regulation?

A. As described previously, the gas and electric distribution and retail service assets of Reorganized PG&E will remain subject to state rate regulation, just as they are today.

Q.   Which assets will be subject to federal rate regulation?

A. As I also described previously, the services provided from the assets of ETrans will remain under federal jurisdiction, as they have been in the years since these assets became subject to the operational control and Commission-approved tariff of the CAISO./55/ Once the Transaction is approved, services provided by the assets of the new GTrans - whose role will be to provide interstate gas transmission and storage service - will be subject to rate regulation and other regulatory jurisdiction of the Commission. The wholesale sales by Gen to Reorganized PG&E, and any other sales it makes after the PSA expires, will be subject to regulation by the Commission, as had been the case in recent years for power sales made by PG&E from these assets when such sales have been made through bilateral agreements and wholesale spot markets administered by the CAISO and PX. Additionally, the affiliate relationships between GTrans, ETrans, and Gen will be governed by a Dominion-like code of conduct.


Q. Upon consummation of the Plan, will services from all of PG&E's assets be subject to either federal or state rate regulation?

A. Yes. The Reorganized PG&E will continue to be regulated by the CPUC in full for both gas and electric service, and the Commission will regulate all remaining services delivered from the assets of PG&E. There will be no gap in regulation.


__________________

/55/ In Order No. 888, the Commission found that it has exclusive jurisdiction over rates, terms and conditions of unbundled transmission in interstate commerce. See Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Pub. Utils. and Transmitting Utils., Order No. 888, 61 Fed. Reg. 21,540 (May 10, 1996), FERC Stats. & Regs. [Regs. Preambles 1991-1996] (P) 31,036 at 31,784-85 (1996), clarified, 76 FERC (P) 61,009 and 76
     FERC (P) 61,347 (1996), order on reh'g, Order No. 888-A, 62 Fed. Reg. 12,274 (Mar. 14, 1997), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P)
     31,048 (1997), order on reh'g, Order No. 888-B, 81 FERC (P) 61,248 (1997), order on reh'g, Order No. 888-C, 82 FERC (P) 61,046 (1998), aff'd in substantial part sub nom. Transmission Access Policy Group v. FERC, 225 F.3d 667 (D.C. Cir. 2000), cert. granted, 69 U.S.L.W. 3574 (U.S. Feb. 26,
     2001) (Nos. 00-568 and 00-809) ("Order No. 888").

     The activities of PG&E that were subject to rate regulation prior to the approvals of the Plan and the Transaction will be subject to rate regulation after the Transaction is approved and consummated.

Q. Do you believe that the Commission should, as a general policy, approve restructuring plans that shift regulation from state to federal jurisdiction outside of state-approved plans that require such restructuring?

A. No. Each case must be evaluated on its own merits, and I would not support an across-the-board move to shift regulatory policy from state to federal jurisdiction. In my opinion, this would be an unnecessary and inappropriate policy outcome. However, the factors before the Commission in this case are unique. PG&E has chosen to restructure to generate the funds needed to pay valid creditor claims and emerge from bankruptcy. Disaggregation of PG&E's lines of business creates opportunities for financing that do not otherwise exist, and which are due in part to the regulatory shift that results from the disaggregation of PG&E's electric assets and GTrans' expansion of PG&E's gas transmission operations into interstate markets. As explained in the testimony of Mr. Sauvage and Mr. Asselstine, the Plan and the Transaction will establish for PG&E a regulatory framework that will be viewed favorably by financial markets. Mr. Harvey demonstrates that under the new structure the lines of business will be permitted to borrow greater amounts than would be expected to be available under a CPUC-authorized capital structure and CPUC regulation in general. Further, California has already restructured and required utilities to either divest their generation or sell it only at wholesale, such that the assets to be acquired by Gen and placed under the Commission's ratemaking jurisdiction were under FERC's ratemaking jurisdiction until the Commission's December 15th Order returning them to state jurisdiction to address market structure problems. Thus, the request for approval of this Transaction comes to the Commission as a result of the unique circumstance in which one of the largest electric and gas utilities in the nation is attempting to emerge from bankruptcy. On the facts of this case, the shifts in regulatory jurisdiction are not adverse to the public interest.

Q. Based on your personal experience as a former state utility regulator, do you believe that FERC regulation over the terms and conditions of wholesale generation supply to a retail company will adequately protect ratepayers?

A. Yes. One of the companies under the jurisdiction of the state regulatory agency where I was a commissioner is Massachusetts Electric Company ("MECo"). At that time, MECo obtained all of its power supplies (except supplies from qualifying facilities) via a FERC-approved all-requirements contract with an affiliated transmission and generation company, New England Power Company ("NEPCo")./56/ Given this corporate structure, the formal means by which state regulators influenced the rates, terms and conditions of wholesale service

__________________

/56/ Both of these companies were then part of the New England Electric System, which has subsequently been purchased by National Grid.

     provided by NEPCo to MECo was to present a case to the Commission. This was true for Massachusetts regulators as well as regulators from the other states (New Hampshire and Rhode Island) which also had retail companies served by NEPCo under similar all-requirements contracts. While, admittedly, there were times when it was frustrating that my state did not have a direct decision-making role over bundled transmission and generation service for MECo (as the state did for some other utilities under its jurisdiction), FERC regulation was fair to ratepayers in Massachusetts and the other neighboring states. In light of my experience as a state regulator of companies that (like the Reorganized PG&E in the future) operate in a regional power market and would obtain power supplies under a FERC-jurisdictional supply contract, I am confident that consumers will be adequately and appropriately protected in FERC proceedings if the Bankruptcy Court were to approve the Plan and FERC were to approve the Transaction. It is worth noting that today in Massachusetts, electric companies have divested their generating assets and all power sales between suppliers and load-serving entities are subject to FERC regulation.

     Also, in Massachusetts, like most other states in the nation, there are interstate natural gas pipeline companies and intrastate local distribution companies. I am personally familiar with the jurisdictional split between federal regulation over the transmission pipelines and state regulation over local distribution companies that is the norm in the natural gas industry around the country. This regulatory structure is well-tested and provides an appropriate jurisdictional arrangement in industries like gas and electricity with interconnected, regional networks of high capacity transmission "highway" systems and lower capacity distribution systems to deliver energy to retail customers.

     D.  Other Public Interest Issues

Q. Are there other aspects of the Plan not already discussed that, as a former state commissioner, you find noteworthy or appealing?

A. Yes. The Plan anticipates that most of PG&E's current employees will be retained and simply transferred to new companies if required. The Plan does not rely on securing an economic gain from layoffs that might have an adverse economic impact on the State or utility services. It is also important that the same highly trained and experienced workforce will generally continue performing the same duties. Safety, reliability and continuity-of-service concerns are lessened to the extent we know that the workforce responsible for the safe and reliable operation of PG&E's facilities today will remain largely unchanged.

IX.  CONCLUSION

Q.   Please summarize your conclusions.

A. The Transaction is in the public interest for several reasons. First, it enables PG&E to emerge from bankruptcy and restore to sustainable financial health one of the largest utility companies in the country, thus enabling it to be in a position to perform its public service obligations, and the Transaction does so in a way that establishes an appropriate set of regulatory arrangements aligned with PG&E's restructured business functions and long-term financial requirements. Second, the Transaction advances various FERC goals for California and Western regional electricity markets, including helping to
     (a) establish an RTO as part of a seamless regional power marketplace, (b) enable adequate investment in regional electric infrastructure, (c) avoid over-reliance on spot markets, and (d) address industry-wide concerns about the potential for affiliate self-dealing. Third, the Transaction supports various FERC goals for the wholesale gas industry, including (a) development of a seamless interstate natural gas market, (b) enhancement of opportunities for the development of new market centers serving California and the West, and (c) support for investment in gas delivery infrastructure. And fourth, the Transaction does not harm competition, rates, or regulation. For these reasons, Commission approval of the Transaction is in the public interest.

Q.   Does this complete your testimony?

A.   Yes.